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Tracy Henrikson	Rebecca Gregory
Corporate Communications	Corporate Communications
ImClone Systems Incorporated	ImClone Systems Incorporated
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IMCLONE SYSTEMS SUBMITS LETTER TO BRISTOL-MYERS SQUIBB

NEW YORK, September 11, 2008 - ImClone Systems Incorporated (NASDAQ: IMCL) announced today that Carl Icahn, Chairman of its Board of Directors, sent the following letter to James Cornelius, Chairman and Chief Executive Officer of Bristol-Myers Squibb Company (NYSE: BMY):

ImClone Systems Incorporated
180 Varick Street
6th Floor
New York, NY 10014
Tel: 212/645-1405
Fax: 212/645-2054

September 11, 2008

Mr. James M. Cornelius
Chairman and Chief Executive Officer
Bristol-Myers Squibb Company
345 Park Avenue
New York, NY 10154

Dear Jim:

I received today’s letter from Bristol and don’t understand your point. On July 31, 2008, you sent us an unsolicited offer without trying to have a conversation first to discuss Bristol’s intentions. You now complain that we rejected the offer as inadequate without discussing the merits with you. You are aware of course that I tried to reach you to discuss our position before we made it public.

With regard to your assertion concerning rights to IMC-11F8 (which, if ultimately approved for sale, may have a significant competitive effect on ERBITUX), we disagree that Bristol’s rights are clear and do not waive any rights that we may have with regard thereto. With respect to a potential restructuring of ImClone, rest assured that we will act in what we consider the best interests of all our shareholders and not just Bristol.

Obviously, should you wish to make another offer which you believe we would not find inadequate, you are free to do so. Upon receipt of that offer, we will respond appropriately.

Sincerely,

Carl C. Icahn Chairman of the Board

About ImClone Systems
ImClone Systems Incorporated is a fully integrated global biopharmaceutical company committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey. For more information about ImClone Systems, please visit the Company’s web site at http://www.imclone.com.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those currently expected. Many of these factors are beyond the Company's ability to control or predict. Important factors that may cause actual results to differ materially and could impact the Company and the statements contained in this news release can be found in the Company's filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s most recent annual report of Form 10-K and in its quarterly reports on Form 10-Q and current reports on Form 8-K. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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